                                                                   EXHIBIT 10.18


                              EMPLOYMENT AGREEMENT


THIS AGREEMENT, is made and entered into this 23rd day October, 1998, by and between National Medical Care, Inc. d/b/a Fresenius Medical Care North America ("FMC") or the "EMPLOYER"), with principal offices located at 95 Hayden Avenue, Lexington, MA 02420 and Roger G. Stoll (`EMPLOYEE") currently residing at 106 Clearview Lane, New Canaan, CT 06840.

WITNESSETH:

WHEREAS, FMC desires to employ EMPLOYEE as Executive Vice President of Fresenius Medical Care North America ("FMC"), and

WHEREAS, the parties hereto desire to express the terms and conditions of such employment.

NOW THEREFORE, it is understood and agreed to between the parties as follows:

1. EMPLOYMENT. FMC hereby employs EMPLOYEE as its Executive Vice President, and EMPLOYEE hereby accepts the employment upon the terms and conditions of this Agreement.

2. TERM. The term of this Agreement shall commence as of the date EMPLOYEE begins employment at FMC's Lexington, Massachusetts headquarters but no later than October 5, 1998 and shall continue thereafter, unless terminated in accordance with the provisions hereinafter stated.

3. DUTIES AND RESPONSIBILITIES. EMPLOYEE shall serve full-time as FMC's Executive Vice President and will be responsible for business activities, including full P&L responsibilities, for the company's Renal Products and Laboratory and Diagnostic Services businesses and Corporate Information Services. EMPLOYEE will also assume responsibility for future activities as mutually agreed upon by EMPLOYEE and Ben Lipps. EMPLOYEE shall report directly to Ben Lipps, the Chief Executive Officer of FMC. EMPLOYEE shall to the best of his ability and experience competently, loyally, diligently and conscientiously perform all of the duties and obligations expressly or implicitly required under this Agreement. EMPLOYEE further agrees that he will not in conducting business in the interest of the EMPLOYER engage in, or knowingly permit others under his control to carry on, or induce others to engage in any practice or commit acts in violation of any federal, state or local law, ordinance, or in any material respect, any written company policy or procedure. During the term of his employment, Stoll may continue to serve on the Boards of Directors of St. Jude Medical, Inc. and Ribogene, Inc.

4.   COMPENSATION AND BENEFITS.

     a) BASE SALARY. EMPLOYER shall pay EMPLOYEE for all services rendered a base salary of $541,000 per year, (the "Base Salary"), payable in accordance with FMC's payroll procedures, subject to customary withholding and employment taxes. Salary will be reviewed annually.

     b) INCENTIVE COMPENSATION. During EMPLOYEE'S employment with FMC, EMPLOYEE shall be entitled to participate in FMC's Management Bonus Plan ("MBP") and such other incentive compensation plans as are now available or may become available to other similarly positioned officers of FMC. For executives, the target level bonus is forty percent (40%) and the maximum bonus is one hundred percent (100%) of base salary, pro-rated for the date employment commences. Funding for the plan is based upon attainment of specific individual and company financial objectives.

     c) STOCK PLAN. EMPLOYEE shall be entitled to participate in the Fresenius Medical Care AG ("Fresenius") 1998 Stock Incentive Plan (the "Stock Plan"), subject to IRS approval of the Stock Plan. EMPLOYEE shall be recommended to receive options to purchase 90,000 Preference Shares (equivalent to 270,000 American Depository shares) constituting a grant under that non-qualified stock plan for employees of Fresenius' United States subsidiaries. Preference Shares are traded on the Frankfort Stock Exchange and are Deutsche Mark denominations. A vesting schedule will be recommended such that 15,000 shares vest on the date of grant and 15,000 vest on each of the next five anniversaries of the grant. In the event the 1998 Stock Plan does not receive IRS approval, Stoll will be recommended to receive options under the 1996 Stock Plan, as amended, subject to IRS approval of that Plan. In the event the 1996 Stock Plan, as amended, does not receive IRS approval, Stoll will be recommended to receive options under the original 1996 Stock Plan which has been approved by the IRS.

     d) BENEFIT PROGRAMS. EMPLOYEE shall be eligible to participate in the FMC group employee benefits program as now established or which subsequently becomes available, including all executive benefits.

     e) LIFE INSURANCE. EMPLOYEE will be provided with life insurance in accordance with FMC's policy, currently capped at $400,000. EMPLOYEE will be provided with the opportunity to purchase supplemental life insurance in excess of $400,000 but not to exceed $2,000,000 of coverage at his own expense.

     f)   AUTOMOBILE. EMPLOYEE will be provided with a company car.

     g) TAX PREPARATION. EMPLOYEE will be reimbursed annually for expenses associated with individual income tax preparation up to a total of Two Thousand Dollars ($2,000) each year.

     h) VACATION. EMPLOYEE shall be eligible to participate in FMC's Paid Time Off program which provides for thirty-five (35) days of Paid Time-Off per year.

     i) EXPENSE REIMBURSEMENT. EMPLOYEE will be reimbursed for all business related expenses in accordance with FMC's Reimbursement policy.

5. RELOCATION. EMPLOYEE will relocate from New Canaan, CT to the Lexington, MA area promptly upon commencement of employment. Relocation will be covered under existing FMC policy and will include all costs of sale of his existing residence and purchase of a new residence, all costs for packing, moving and unpacking of household goods, househunting trips for EMPLOYEE and his wife, travel to and from New Canaan during any transition period, and other miscellaneous relocation costs. Temporary housing will be provided if needed for up to six (6) months.

6.   TERMINATION OF EMPLOYMENT.

a) TERMINATION BY FMC. This Agreement may be terminated by FMC for cause immediately upon notice to EMPLOYEE. FMC shall have cause for termination in the event of:

     i) A refusal by EMPLOYEE to perform duties incident to his employment responsibilities, or violation of any written policy of FMC in any material respect or failure to abide by the covenants set forth in Paragraph 3 of this Agreement.

     ii)  EMPLOYEE'S death.

     iii) The final, unappealable conviction of EMPLOYEE of any felony.

No severance benefits are due to EMPLOYEE in the event he is terminated for cause.

b) TERMINATION BY FMC FOR DISABILITY. FMC may also terminate this Agreement in the event of the disability of EMPLOYEE during his employment under this Agreement through any illness, injury, accident or condition of either a physical or psychological nature and, as a result in the opinion of a physician mutually agreeable to the parties is expected to be unable to perform substantially all of his duties and responsibilities hereunder for one hundred eighty (180) consecutive calendar days during the year following the physician's examination of EMPLOYEE.

c) TERMINATION BY EMPLOYEE. This Agreement may be terminated by the EMPLOYEE in the event of a breach by FMC of any of its obligations under this Agreement, provided EMPLOYEE gives FMC written notice specifying the manner in which he believes FMC has breached this Agreement, and FMC has thirty
     (30) days from receipt of such notice to cure such breach, or in the case of other than a non-payment of money breach, if such breach cannot be cured within thirty (30) days, to commence a good faith effort to cure. Additionally, this Agreement may be terminated by EMPLOYEE if Ben Lipps is replaced as CEO by any individual other than EMPLOYEE, if there is a reduction in EMPLOYEE'S position or responsibilities, if EMPLOYEE suffers a reduction in salary or significant reduction in benefits or FMC experiences a change in control defined as any of the following: (i) the transfer (whether by sale, dividend, exchange, lease, merger, consolidation or otherwise) of greater than 50 percent of the voting power of FMC, within any 12 month period, (ii) the transfer (whether by sale, dividend, exchange, lease, merger, consolidation or otherwise) of all or substantially all the assets or stock of FMC or (iii) any other action which results in persons other than the current majority shareholders of FMC, having the voting power to direct the management of FMC or if FMC relocates its corporate headquarters more than fifty (50) miles from its present location in Lexington, Massachusetts.

d) PAYMENT UPON TERMINATION. In the event this Agreement is terminated for any reason, EMPLOYEE shall be entitled to receive all accrued but unpaid annual base salary earned by EMPLOYEE to the date of termination. In addition, if FMC terminates this Agreement for any reason other than a reason set forth in Section 6(a) or 6(b) or if EMPLOYEE terminates this Agreement pursuant to Section 6(c), EMPLOYEE shall also receive (i) Salary and benefits continuation for a period of two (2) years following termination of employment. EMPLOYER will at it option pay such severance as Salary Continuation or in lump sum payment without benefits. If FMC terminates this Agreement pursuant to Section 6(b), EMPLOYEE shall be entitled to salary and benefits continuation or an equivalent lump sum payment without benefits, at EMPLOYER'S option, for a period not to exceed one and one-half years beginning on the 181st day of disability. In addition, if EMPLOYEE is terminated other than for reasons set forth in
     Section 6(a), EMPLOYER will grant EMPLOYEE one (1) year from date of termination to exercise any outstanding options and Ben Lipps, or his successors, with use his best efforts to recommend that EMPLOYEE be granted up to 10 years from date of grant to exercise any such options.

7. NON-DISCLOSURE/NON-COMPETITION AGREEMENT. EMPLOYEE, as a condition of employment, agrees to execute a Non-Disclosure/Non-Competition Agreement which is incorporated by reference herein.

8. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement shall constitute the entire Agreement between the parties, with the exception of the Non-Disclosure/Non-Competition Agreement referenced in Paragraph 7 above, and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parities. If subsequent to EMPLOYEE'S employment, FMC decides to materially modify this Agreement, FMC will reimburse EMPLOYEE for legal fees he may incur with regard to any such modification in an amount not to exceed Five Thousand Dollars ($5,000) per occurrence.

9. NOTICES. All notices hereunder shall be in writing and shall be deemed to be given when sent by certified mail to either party at the address of such party set forth above or at such other address as shall have been designated by written notice by such party to the other party.

10. GOVERNING LAW. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.


FRESENIUS MEDICAL CARE NORTH AMERICA



BY: /s/ Ben J. Lipps                             /s/ Roger Stoll
    ------------------------------               -------------------------------
    Ben J. Lipps                                 Roger Stoll
    Chief Executive Officer